Exhibit 99.(h)(2)

Form of

Amendment to Administration Agreement

This Amendment to Administration Agreement (this “Amendment”), dated                     , 2009, between ALPS ETF Trust, a Delaware statutory trust (the “Trust”), ALPS Advisors, Inc. (the “Adviser”) and ALPS Fund Services, Inc. (“ALPS”).

WHEREAS, the Trust, the Adviser and ALPS have entered into an Administration Agreement dated March 26, 2008 (the “Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Effective as of                 , 2009, Appendix A and Appendix C of the Agreement are each hereby deleted in their entirety and replaced with a new Appendix A and Appendix C attached hereto.

2.             Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

ALPS ETF TRUST		ALPS FUND SERVICES, INC.

By:		By:
Name:	Thomas A. Carter	Name:	Jeremy O. May
Title:	President	Title:	President

ALPS ADVISORS, INC.

By:
Name:	Thomas A. Carter
Title:	President

Appendix A

Cohen & Steers Global Realty Majors ETF

ALPS Equal Sector Weight ETF

Appendix C

Fees

Cohen & Steers Global Realty Majors ETF

•

The Adviser will be compensated by the Fund in an amount equal to 0.55% of its average daily net assets. From that 0.55% fee, ALPS will be compensated in an amount equal to 0.03% of each Fund’s average daily net assets

•	ALPS shall be compensated for out-of-pocket expenses (including securities pricing), payable monthly by the Portfolio.

ALPS Equal Sector Weight ETF

•

The Adviser will be compensated by the Fund in an amount equal to 0.37% of its average daily net assets. From that 0.37% fee, ALPS will be compensated in an amount equal to 0.03% of each Fund’s average daily net assets

•	ALPS shall be compensated for out-of-pocket expenses (including securities pricing), payable monthly by the Portfolio.